Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered

Debtors.

BALANCE SHEETS

AS OF JUNE 30, 2013

MANAGEMENT’S DISCUSSION AND ANALYSIS

AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o MICHAEL S. LETO 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o LORI R. FIFE, GARRETT A. FAIL 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: September 25, 2013

TABLE OF CONTENTS

Schedule of Debtors	3

Notes to the Balance Sheets	4
Balance Sheets
Management’s Discussion and Analysis:	18
1. Introductory Notes	19
2. Highlights	20
3. Investments and Expenditures	22
4. Asset Sales, Restructurings and Other	23
5. Claims Update	25
6. Litigation Update	27
7. Costs and Expenses	29
8. Appendix A – Glossary of Terms	30

Accompanying Schedules:
Financial Instruments Summary and Activity	31
Commercial Real Estate — By Product Type	32
Commercial Real Estate — By Property Type and Region	33
Loan Portfolio by Maturity Date and Residential Real Estate	34
Private Equity / Principal Investments by Legal Entity and Product Type	35
Derivatives Assets and Liabilities	36
Unfunded Lending and Private Equity / Principal Investments Commitments	37

SCHEDULE OF DEBTORS

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan for Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC (“BNC”)	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

The Company has established an email address to receive questions from readers regarding this presentation. The Company plans to review questions received and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome, the Company shall endeavor to post a response (maintaining the anonymity of the question origination) on the Epiq website maintained for the Company: www.lehman-docket.com. The Company assumes no obligation to respond to e-mail inquiries. Please email questions in clear language with document references to QUESTIONS@lehmanholdings.com.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

NOTES TO THE BALANCE SHEETS AS OF JUNE 30, 2013

(Unaudited)

Note 1 – Basis of Presentation

The information and data included in the Balance Sheets, the Notes to the Balance Sheets, the Management’s Discussion and Analysis and Accompanying Schedules (collectively, the “Balance Sheets”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI and exclude, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”). LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, although they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed 2013+ Cash Flow Estimates, Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Plan and related Disclosure Statement (the “Disclosure Statement”), dated August 31, 2011, made after the Commencement Dates as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The 2013+ Cash Flow Estimates reflect the estimated realizable values which differ from the amounts recorded in the Balance Sheets and adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets do not reflect normal period-end adjustments, including accruals, that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect certain off-balance sheet commitments, including, but not limited to, those relating to real estate and private equity partnerships, and other agreements, and contingencies made by the Company.

The Balance Sheets are not audited and will not be subject to audit or review by external auditors at any time in the future.

Note 2 – Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing claims amounts and various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets thereto. As more information becomes available to the Company, including the outcome of various negotiations and litigation, it is expected that estimates will be revised.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include demand deposits, interest-bearing deposits with banks, U.S. and foreign money-market funds, U.S. government obligations, U.S. government guaranteed securities, investment grade corporate bonds and commercial paper, and AAA-rated asset-backed securities secured by auto loans and credit card receivables. The majority of the short-term investments mature by December 31, 2013.

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of June 30, 2013:

							Total Debtors
	Debtors					Debtor-	and Debtor-
						Controlled	Controlled
($ in millions)	LBHI	LBSF	LCPI	Other	Total	Entities	Entities
Reserves for Claims:
Disputed unsecured claims	$2,108	$2,528	$28	$1,227	$5,891	$—	$5,891
Priority tax claims	2,198	117	0	5	2,320	—	2,320
Distributions on Allowed Claims (not remitted) (1)	170	55	220	3	449	—	449
Secured, Admin, Priority Claims and Other (2)	1,340	14	80	23	1,456	—	1,456

Subtotal, Claims Reserves	5,816	2,714	328	1,258	10,116	—	10,116
Cash pledged to JPMorgan (CDA) (3)	316	—	—	—	316	—	316
Citigroup and HSBC (4)	2,038	—	—	—	2,038	—	2,038
Other (5)	303	1	52	70	425	60	486

Total	$8,472	$2,714	$380	$1,327	$12,894	$60	$12,954

Totals may not foot due to rounding.

(1)	Represents unpaid Plan distributions to creditors with Allowed Claims of approximately $372 million for distributions held pending resolution of various items described in settlement agreements with certain Non-Controlled Affiliates and approximately $77 million related to (i) claimants who failed to submit the proper taxpayer identification number forms and/or Office of Foreign Asset Control (“OFAC”) forms and (ii) resolution of other open items.
(2)	Represents (i) approximately $1.2 billion reserved at LBHI for a disputed claim of the Federal Home Loan Mortgage Corporation that was asserted with priority status, (ii) post-petition intercompany payables of $186 million, (iii) disputed secured claims of $19 million, (iv) administrative claims of $4 million, and (v) other administrative activities and other of $42 million.
(3)	Represents $316 million of cash deposited into accounts by LBHI and pledged to JPMorgan (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM effective March 31, 2010, related to, but not limited to, clearance exposures and derivative exposures pending resolution of these items.
(4)	Represents cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. ($2,007 million) and HSBC Bank PLC ($31 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of June 30, 2013, since these institutions have asserted claims. The Company is in discussions with HSBC Bank and commenced litigation against Citigroup regarding these deposits; accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future Balance Sheets.
(5)	Other includes: (i) $105 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $69 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), (iii) $48 million of cash collected by LCPI on behalf of a third party related to a loan participation agreement, (iv) $38 million of cash collected by LOTC from LBI and held as restricted pending resolution of claims with third parties, (v) $136 million related to cash collected by LBHI from LBIE on behalf of various Debtors and Debtor-Controlled Entities, (vi) $27 million of cash at Lehman Brothers Bancorp Inc. (“LBB”) related to certain guarantee agreements entered into by LBB in connection with various Aurora Commercial Corp. asset sales, and (vii) $63 million primarily related to other miscellaneous items.

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and Derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The values of the Company’s financial instruments and other inventory positions (recorded on the Balance Sheets) may be impacted by market conditions. Accordingly, adjustments to recorded values, which may be material, may be reflected in future balance sheets.

Kingfisher Securitization

Kingfisher CLO Ltd. (“Kingfisher”) was a CLO transaction backed by a portfolio of loans and bonds issued by Asian borrowers. The Class A Notes were held by LCPI and the Class B and C Notes were transferred to LBHI as part of an overall settlement with LBIE. In the third quarter of 2013, the Kingfisher securitization was terminated and the underlying collateral, consisting of (i) unsettled claims against Lehman Brothers Commercial Corp. Asia Limited (“LBBCA”) of approximately $785 million, (ii) an unsettled guarantee claim against LBHI (subsequently withdrawn) of approximately $841 million, and (iii) various miscellaneous assets, were distributed to LBHI. As consideration, LBHI issued a secured intercompany note to LCPI for the current unpaid principal balance of the Class A Notes of approximately $408 million.

The Company has adjusted the June 30, 2013 Balance Sheets to reflect the termination as follows: (i) LCPI removed the fair value of the terminated Class A Note as of March 31, 2013, net of cash collected during the second quarter, of $234 million from “Financial instruments and other inventory positions – Principal investments” and recorded a secured receivable of $408 million from LBHI and (ii) LBHI recorded (a) a reduction in “Liabilities Subject to Compromise” by $841 million to reflect the withdrawal of the guarantee claim against LBHI; (b) claims against LBCCA of $785 million in “Due from Affiliates – Non-Controlled Affiliates”; (c) the fair value of miscellaneous assets of which of approximately $19 million is recorded in “Financial Instruments and other inventory positions – Principal investments”; and (d) a secured payable to LCPI of $408 million.

Verano Securitization

Verano CCS Ltd. (“Verano”) was a CLO transaction backed by a portfolio of corporate and mortgage loans. The Class A Notes were held by LBHI and the Class B and Subordinated Notes were held by LCPI. In the third quarter of 2013, the Verano securitization was terminated and the underlying collateral supporting the Verano Notes were transferred to LCPI. As consideration, LCPI issued a secured intercompany note to LBHI for the unpaid face value of the mezzanine notes at the time of termination. The Company has adjusted the June 30, 2013 Balance Sheets to reflect the Verano termination as follows: (i) the underlying assets of the securitization structure were transferred from LBHI to LCPI, the holder of the Verano Subordinated Notes and (ii) LBHI reclassified the fair value of the Verano Mezzanine Note as of March 31, 2013 of $107 million from “Financial instruments and other inventory positions” to “Receivables from Controlled Affiliates and other assets”.

Certain entities have instituted hedging programs in order to protect (i) the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) against the loss of value from fluctuations in foreign exchange rates in real estate, derivatives, commercial loans and receivables from certain foreign affiliates. The cash posted as collateral, net of gains or losses on hedging positions is reflected on the Company’s Balance Sheets as of June 30, 2013 in “Derivatives Receivables and Related Assets” for approximately $67 million and in “Receivables from Controlled Affiliates and other assets” for approximately $92 million.

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, shares in the common stock of AvalonBay Communities Inc. (“AVB”) and Equity Residential (“EQR”) (collectively, the shares in AVB and EQR, the “REIT Shares”), and other real estate related investments. The valuations of the commercial real estate portfolio, other than the REIT Shares, utilize pricing models (in some cases provided by third parties), which incorporate estimated future cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider brokers’ opinions of value and third party analyses. The REIT Shares are valued based on EQR’s and AVB’s closing price on the New York Stock Exchange on June 28, 2013.

On February 27, 2013, the Company sold all of the assets and transferred substantially all of the liabilities of Archstone Enterprise LP (n/k/a Jupiter Enterprise LP, “Archstone”) to EQR and AVB for cash and stock with an aggregate value of approximately $6.5 billion. LBHI and its affiliates received $2.685 billion in cash, before transaction costs, as well as 34,468,085 shares of EQR common stock and 14,889,706 shares of AVB common stock.

In May 2013, the Company sold approximately 53% and 44% of its stakes in AVB and EQR, respectively, through a secondary offering for net cash proceeds of approximately $1.95 billion. The proceeds were subsequently used to pay down the preferred equity interests (“Preferred Equity”) of Jupiter held by various LBHI Controlled Entities. As of June 30, 2013, the remaining balance of the Preferred Equity, including accrued paid-in-kind interest, was approximately $1.8 billion. The Preferred Equity is owned by the following Debtors and Debtor-Controlled Entities: (i) 59% by LCPI, including 38% through its wholly-owned subsidiaries ACQ SPV I Paper LLC and ACQ SPV II Paper LLC (“Acquisition Entities”), (ii) 20% by Lux Residential Properties Loan Finance SARL, (iii) 15% by LBHI, through its wholly-owned subsidiary ACQ SPV I Holdings LLC, and (iv) 6% by other Debtor-Controlled Entities. LCPI, through its wholly-owned subsidiaries, Property Asset Management Inc. and Acquisition Entities, holds substantially all of the common equity interest in Jupiter. The LBHI controlled entities’ preferred and common equity interests in Jupiter Enterprise LP (“Jupiter”) (previously known as Archstone Enterprise LP) were computed in accordance with the order and priority of the equity interests as set forth in section 4.2 of the Jupiter Enterprise LP Agreement.

In May 2013, the preferred interests in SASCO 2008-C2, LLC (“SASCO”), a Debtor-Controlled entity, owned by LBHI and LCPI were paid in full. As a result, the commercial real estate assets which had been held in LCPI for the benefit of SASCO are reflected as unencumbered on LCPI’s Balance Sheets as of June 30, 2013. LCPI’s equity interest in SASCO of $197 million is reflected in “Investments in Affiliates”.

Loans and Residential Real Estate

Loans primarily consist of commercial term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value. Residential Real Estate includes whole loans, real estate owned properties, and other real estate related investments. Valuations for residential real estate assets are based on third party valuations, including observable prices for similar assets, and/or internal valuation models utilizing discounted future cash flow estimates.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows and comparable trading and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields, and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Certain positions are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

The investment in Neuberger Berman Group LLC (“NBG”) reflects the Company’s common equity interest. Pursuant to an agreement, in March 2013 the Company sold back to NBG 193,492 of the Company’s Class A Units in NBG for $121 million. The Company received $90 million in cash and the remaining balance of $31 million is reflected in Receivables from Controlled Affiliates and other assets. The NBG common equity interests are beneficially owned by LBHI and several Debtor-Controlled entities.

Derivatives Assets and Derivatives Liabilities

Derivatives assets and derivatives liabilities (reflected in Liabilities Subject to Compromise in the Balance Sheets) represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The expected recovery and the expected claim amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivatives assets and liabilities in the future as the Company obtains greater clarity on the issues referred to above including the results of negotiated and/or litigation settlements of allowed claims; accordingly, adjustments (including write-downs and write-offs) which may be material may be recorded in future balance sheets.

Derivatives claims are recorded (i) in cases where claims have been resolved, at values agreed by the Company and (ii) in cases where claims have not been resolved, at estimated claim amounts to be allowed by the Company. Derivative claims recorded by LBSF include (i) JPM claims transferred to LBHI under the CDA (defined below) and (ii) LBSF’s obligations under the RACERS swaps.

Note 6 – Subrogated Receivables from Affiliates and Third Parties—JPMorgan Collateral Disposition Agreement

The Company and JPM entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of a portion of the collateral (RACERS Notes and other illiquid collateral) held by JPM that related to LBHI as subrogee to LBI (the “Subrogated Collateral”). Prior to the effective date of the LBI Settlement Agreement, LBHI had a receivable balance of approximately $6.5 billion (the “Subrogated Receivables”), comprised primarily of $4.2 billion from LBI and approximately $1.7 billion from LBSF.

In accordance with the LBI Settlement Agreement (as defined in Note 9 – Due from/to Affiliates) between LBHI and certain of its Debtor and Debtor-Controlled entities and LBI, LBI waived any rights to any proceeds of the Subrogated Collateral to LBHI. As a result, LBHI reduced the portion of the Subrogated Receivables related to LBI and reflected the ownership of the Subrogated Collateral to an amount equal to the Subrogated Receivables balance related to LBI of $4.2 billion and accounted in the Balance Sheets as follows:

(i)	the Subrogated Collateral (excluding the RACERS Notes) in Financial Instruments and other inventory positions (consisting of residential mortgage backed securities) in the amount of $0.1 billion;

(ii)	a General Unsecured Claim against LBI of $1.5 billion in Due from Non-Controlled Affiliates; and

(iii)	a $2.6 billion receivable in Due From Controlled Affiliates for the allowed claims that the Racers Structure asserted against LCPI, LBSF and LBHI in the face amounts of $5.0 billion, $1.9 billion and $1.9 billion, respectively (“RACERS Claims”).

The “Subrogated Receivables from Affiliates and Third Parties” balance of approximately $2.1 billion as of June 30, 2013 consists primarily of receivables from LBSF of $1.7 billion and other Affiliates of $0.4 billion.

The ultimate recovery by LBHI will be determined by a number of factors including the distribution percentages by LBI, LBHI, LBSF, and LCPI to their respective unsecured creditors, the resolution of the JPM derivatives claim asserted against LBSF and LBHI, the proceeds from the Subrogated Collateral, and the resolution of litigation with JPM. It is likely that the ultimate recoveries will be substantially less than the Subrogated Receivables value, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets.

Note 7 – Receivables from Controlled Affiliates and Other Assets

Receivables from Controlled Affiliates and Others Assets reflects certain post-petition activities, including: (i) receivables from controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for intercompany cash transfers (further described below), encumbered inventory, and administrative expense allocations totaling approximately $2.8 billion with the corresponding liability in Payables to Controlled Affiliates and other liabilities and (ii) other assets totaling approximately $588 million.

The following table summarizes the main components of Receivables from Controlled Affiliates and Other Assets as of June 30, 2013:

							Total Debtors
	Debtors					Debtor-	and Debtor-
				Other		Controlled	Controlled
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities
Encumbered Financial Inventory (1)	$—	$332	$—	$—	$332	$—	$332
PIK Notes (2)	35	—	—	280	315	—	315
Fundings for tax reserves at LBHI	—	267	221	9	497	395	891
Fundings and other activities (3)	492	435	1	101	1,029	213	1,241

Receivables from Controlled Affiliates	527	1,034	221	390	2,172	607	2,779
Receivable from Fenway (4)	157	—	—	—	157	—	157
Receivable from Verano Trustee	85	—	—	—	85	—	85
Receivable from Pension Club Deed	61	—	—	—	61	—	61
Receivable for unsettled sales of PEPI assets at quarter end	8	—	—	—	8	37	45
Foreign asset backed securities	29	—	—	—	29	—	29
Dividends Receivable	—	—	—	—	—	15	15
Other	95	43	55	10	203	(8)	195

Total Other Assets	435	43	55	10	543	45	588

Total Receivables from Controlled Affiliates and Other Assets	$962	$1,077	$276	$401	$2,715	$652	$3,367

(1)	Includes: (i) $57 million of residential real estate assets in LBHI encumbered to LCPI, and (ii) $275 million in Debtor-Controlled Entities related to “Private Equity/Principal Investment” assets encumbered to LCPI.
(2)	Represents LOTC’s and LBHI’s portion of the $350 million PIK Notes issued by Lehman ALI Inc. (“ALI”). LBSF recorded its receivable of $35mm from ALI in Derivative Receivables and Related Assets (refer to the LBI Settlement Agreement in Note 9 – Due from/to Affiliates for additional information).
(3)	Includes (i) $60 million in LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370]; (ii) $408 million secured receivable in LCPI from LBHI related to the unwind of the Kingfisher structure (refer to Note 5 – Financial Instruments and Other Inventory Positions for additional information); and (iii) $432 million primarily related to fundings by LBHI and cost allocations.
(4)	Unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in the Section 6.5 (h) of the Plan, net of $73 million payments received by LBHI as a result of Plan distributions.

Costs Allocation

Administrative expenses related to obligations for certain administrative services and bankruptcy related costs are initially paid by LBHI then allocated to significant Debtor and Debtor-Controlled Entities. The methodology for allocating such expenses is under periodic review by the Company, and a revised methodology was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”), and the resulting allocations are reflected in the accompanying Balance Sheets. The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset portfolios, such as asset management staff, professional fees and technology costs to support the asset portfolios, are allocated to legal entities based on the pro rata ownership of inventory within each asset portfolio;

(iii)	Restructuring costs associated with claims mitigation, distributions, and other bankruptcy-related activities are allocated to Debtor legal entities based on a combination of outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated to legal entities based on a combination of net cash receipts, pro rata ownership of inventory, and outstanding unresolved claims.

The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future Balance Sheets.

The Debtor Allocation Agreement, which became effective on the Effective Date, provided, among other things, for an allowed administrative expense claim of LBSF against LBHI in the amount of $300 million as a credit against any allocation of administrative costs. As a result, LBSF’s allocated costs have been offset against this credit starting with the fourth quarter of 2011. As of June 30, 2013 approximately $276 million has been applied against this credit. For further information on the Debtor Allocation Agreement, refer to Article VI of the Plan.

Intercompany Cash Transfers

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions between one another. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring certain investments, or paying operating expenses. For advances above a certain minimum dollar amount, the transferring Debtor is entitled to a promissory note accruing interest and where available, collateral to secure the advanced funds. Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Similarly, LBHI and LCPI have received cash on behalf of Other Debtors and Debtor-Controlled Entities, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale.

Note 8 – Investments in Affiliates

Investments in Affiliates are reflected in the Balance Sheets at book values and Debtors and Debtor-Controlled Entities that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount. The earnings or losses of Debtors owned by (i) Other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or (ii) Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of Lehman ALI Inc., “ALI”) and the earnings or losses of Debtor-Controlled Entities owned by a Debtor (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets and as a result, the Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once. Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly owned subsidiary of LBB, which is a wholly owned subsidiary of LBHI, previously accounted for on an equity basis, is reflected in LBB’s Balance Sheets, on a consolidated basis, as of June 30, 2013. The ultimate amounts realized for Aurora may be adjusted (including write-downs and write-offs) in future Balance Sheets which may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down and other potential liabilities.

In connection with the various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets. In addition, LBB is required to maintain cash, marketable securities and other liquid assets in an aggregate amount of not less than $125 million and a minimum stockholders’ equity equal to the maximum liability under the guarantees until termination, to occur upon the earlier of (i) the payment and performance in full of the guaranteed obligations and other amounts payable under the guarantees, (ii) the termination or expiration of all guaranteed obligations in accordance with the terms of the purchase agreements, (iii) the amount of LBB’s liability being reduced to zero, and (iv) the third anniversary of the closing date.

On April 13, 2011, the OTS, the OCC and the Federal Reserve Board entered into consent orders with fourteen servicers, including Aurora (the “April 2011 Consent Order”), that identified certain deficiencies in the residential mortgage servicing and foreclosure processes conducted by Aurora and among other things, set forth requirements for compliance with residential mortgage servicing standards and required an Independent Foreclosure Review consisting of a review by an independent consultant of foreclosure actions and proceedings pending between January 1, 2009 and December 31, 2010 (the “IFR Process”).

On February 28, 2013, the OCC issued an Amendment to the April 2011 Consent Order which required Aurora to pay $93.2 million in cash and perform certain foreclosure prevention obligations, which the OCC has separately confirmed could be satisfied by the payment of $14.8 million, for an aggregate amount of $108 million. In March 2013, Aurora made these settlement payments, thus resolving the IFR Process and releasing Aurora from monetary penalties under the April 2011 Consent Order subject to certain conditions. The OCC terminated the April 2011 Consent Order and the Amendment to the April 2011 Consent Order. It is possible that various local, state or federal regulatory agencies, law enforcement authorities, servicing agreement counterparties or other parties may seek compensation, monetary penalties and other forms of relief or penalties from Aurora or Aurora Loan Services LLC relating to foreclosure practices. Aurora is unable to reasonably estimate the possible loss or range of loss from claims that may arise from Aurora’s historical mortgage foreclosure practices.

On June 5, 2013, Aurora surrendered its federal savings bank charter and merged into Aurora Commercial Corp. (“ACC”), a newly formed non-bank subsidiary of LBB. Through the merger, ACC assumed all of Aurora’s remaining assets, liabilities and commitments. As a result, LBHI and its subsidiary, LBB, no longer directly or indirectly control any savings association or other insured depository institution and were released from registration as savings and loan holding companies.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of the entities in their local jurisdictions.

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables for transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”) and (ii) payables by Debtor-Controlled Entities to Debtors and to Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of certain assignments of claims against the Debtor and therefore are not netted. When applicable, these balances are net of cash distributions.

The following table summarizes the Due from/to Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of June 30, 2013:

	LBHI		LBSF		LCPI
$ in millions	Due from	Due to (1)	Due from	Due to (1)	Due from	Due to (1)
Lehman Brothers Holdings Inc	$—	$—	$—	$(14,465)	$40	$(12,589)
LB Special Financing Inc	14,465	—	—	—	91	(659)
Lehman Commercial Paper Inc	12,589	(40)	659	(91)	—	—
LB Commodity Services Inc	822	(40)	—	(323)	—	(4)
LB Commercial Corporation	137	(19)	71	—	229	—
Structured Asset Securities Corp	485	—	0	—	—	(404)
Merit, LLC	—	(19)	—	(16)	233	—
LB Re Financing No1 Limited	7,232	—	—	—	—	—
LB I Group Inc	3,241	(1)	13	—	91	—
RACERS Claims (2)	2,624	—	—	—	—	—
Pami ALI LLC	2,152	(83)	1	—	1,006	—
314 Commonwealth Ave Inc	1,710	(16)	—	(2)	—	—
Luxembourg Finance Sarl	833	—	28	—	—	—
ARS Holdings II LLC	728	—	—	—	—	—
Real Estate Private Equity Inc	694	—	—	—	—	—
LB Offshore Partners LTD	602	—	—	(0)	1	—
Lehman ALI Inc	—	(3,091)	—	(0)	3,229	—
LCPI Properties Inc	—	(646)	—	—	—	—
DL Mortgage Corp	—	(240)	0	—	821	—
Other	3,406	(2,182)	326	(40)	622	(532)

	$51,719	$(6,376)	$1,098	$(14,937)	$6,363	$(14,188)

(1)	“Due to” balances with Controlled Entities are reflected in Liabilities Subject to Compromise on the June 30, 2013 Balance Sheets.
(2)	For further discussion of RACERS Claims refer to Note 6 – Subrogated Receivables from Affiliates and Third Parties.

The following table summarizes the Due from/to Non-Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of June 30, 2013:

	LBHI		LBSF (1)		LCPI
$ in millions	Due from (6)	Due to (3)	Due from (6)	Due to (3)	Due from (6)	Due to (3)
Lehman Brothers Treasury Co BV.	$—	$(30,517)	$903	$—	$—	$—
Lehman Brothers Finance S.A. (2)	14,325	—	0	(64)	0	—
Lehman Brothers Inc. (5)	6,068	—	—	—	28	—
Lehman Brothers Bankhaus A.G.	—	(6,546)	—	(182)	—	(1,182)
Lehman Brothers Asia Holding Limited	6,378	—	—	(27)	—	(151)
LB RE Financing No.2 Limited	0	(5,998)	—	—	—	—
Lehman Brothers Securities NV	—	(4,571)	—	(57)	—	—
LB UK Financing Ltd	3,768	—	—	—	—	—
LB SF No.1 Ltd	—	(2,540)	2	—	—	—
Lehman Brothers (Luxembourg) S.A.	1,006	—	—	—	—	—
Lehman Brothers International (Europe) Inc.	67	(1,175)	—	(682)	8	—
LB Commercial Corp. Asia Limited	1,864	—	14	—	—	(1)
LB RE Financing No.3 Limited	—	—	575	—	—	—
Lehman Re Limited	—	(370)	—	(19)	—	(323)
LB UK RE Holdings Limited	464	—	14	—	—	(6)
Lehman Brother Japan Inc.	—	(146)	—	(163)	—	—
Other (4)	2,096	(4,371)	53	(165)	197	(325)

Total	$36,034	$(56,235)	$1,560	$(1,358)	$232	$(1,988)

(1)	LBSF payable to Lehman Brothers Bankhaus A.G. (“Bankhaus”) includes approximately $6 million of secured payables reported on the Balance Sheets in Secured Claims Payable to Third Parties.
(2)	Balances with Lehman Brothers Finance S.A. (“LBF”) reflect historical balances and does not reflect the settlement agreement entered into with LBF in April 2013 [Docket No. 36300], as the settlement agreement is still subject to certain closing conditions.
(3)	“Due to” balances with Non-Controlled Entities are reflected in Liabilities Subject to Compromise on the June 30, 2013 Balance Sheets.
(4)	Other includes balances with counterparties that have settled or are being managed by a third party liquidator.
(5)	LBHI balance with Lehman Brothers Inc. (“LBI”) includes a General Unsecured Claim against LBI of $1.5 billion related to the subrogated claim of JPM against LBI, previously reflected in Subrogated Receivables from Affiliates and Third Parties. The decrease in the balance with LBI primarily related to the sale in May 2013 of general unsecured claims against LBI of approximately $5.9 billion.
(6)	“Due From” balances are recorded in the local currency of the Non-Controlled Entity and as a result, balances fluctuate as a result of changes in foreign exchange rates.

The Balance Sheets do not reflect potential realization or collectability reserves on the Due from Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable. As a result, adjustments (including write-downs and write-offs) to Due from Affiliates may be recorded in future Balance Sheets.

LBI Settlement Agreement

LBHI and certain of its Debtor and Debtor-Controlled entities and LBI entered into an agreement (“Settlement Agreement”) to settle all intercompany claims between them. The Settlement Agreement was approved by the Bankruptcy Court in the LBI SIPA proceeding and became effective on June 7, 2013. As part of the resolution, LBHI, LBI and LBIE agreed to a protocol for the settlement of claims remaining against the LBI estate as the SIPA trustee focuses on liquidating remaining assets and the allowance of general estate claims. For further information, see the original Motion [Docket #5784] filed by LBI and related subsequent court filings.

The terms of the Settlement Agreement for the major Debtors and Debtor-Controlled are reflected in the following table:

	Customer Claims
$ in millions	Cash (1)	Securities (1)	PIK Notes (2)	Total	General Unsecured Claims	Other (3)	Total
LBHI	$143	$1	$35	$179	$10,216	$1,740	$12,135
LBSF	113	71	35	219	—	—	219
LBCS (4)	32	—	—	32	920	—	952
LOTC	1,008	52	280	1,340	178	—	1,518
LBCC	11	—	—	11	733	8	752
Woodlands	524	0	—	524	—	—	524
LB I Group	—	—	—	—	—	—	—
LPTSI	132	25	—	157	58	—	215

(1)	Customer Claims include cash and securities received in June 2013 as part of the LBI Settlement. Certain cash and securities received from LBI for LOTC (not included in the above table) are held as restricted and segregated until issues between LOTC and certain third party counterparties are resolved.
(2)	On September 19, 2008, prior to the commencement of proceedings pursuant to the Securities Investor Protection Act of 1970 (“SIPA”), LBI transferred virtually all of its subsidiaries to ALI, a subsidiary of LBHI, in exchange for paid-in-kind promissory notes (“PIK Notes”). Pursuant to the Settlement Agreement, the PIK Notes are being settled at $350 million and assigned to LOTC, LBHI and LBSF in lieu of cash distributions from LBI on a portion of the allowed customer claims. As of June 30, 2013, (i) Lehman ALI has recorded $350 million in Payables to Controlled Affiliates and Other Liabilities for the PIK Notes, (ii) LBSF recorded a receivable of $35 million in Derivatives Receivables and Related Assets, and (iii) LBHI and LOTC recorded receivables of $35 million and $280 million, respectively, in Receivables from Controlled Affiliates and other assets.
(3)	Other includes (i) an allowed General Unsecured Claim of $1.5 billion related to the subrogated claim of JPM against LBI, which is included in Due from Affiliates – Non-Controlled Affiliates as of June 30, 2013; and (ii) a priority claim of $240 million related to certain tax-related disputes.
(4)	LBCS had recorded receivables from LBI, as its clearing Chicago Mercantile Exchange (“CME”) member, related to certain LBCS’s derivative trades and related collateral processed through the CME. Per the Settlement Agreement, LBI allowed a General Unsecured Claim for the net liquidation value of commodity accounts held at LBI. LBI and LBCS agreed to a Disputed Amended Claim Adjustment ($32 million), received as part of the Settlement Agreement, in order to resolve the dispute that LBCS timely asserted certain claims related to exchange traded derivatives as customer claims.

Note 10 – Payables to Controlled Affiliates and Other Liabilities

Payables to Controlled Affiliates and Others Liabilities reflects: (i) payables to controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory and administrative expenses allocation totaling approximately $2.8 billion with the corresponding receivables in Receivables from Controlled Affiliates and Other Assets and (ii) other liabilities totaling approximately $806 million. The following table summarizes the main components of Payables to Controlled Affiliates and Other Liabilities as of June 30, 2013:

							Total Debtors
	Debtors					Debtor-	and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$57	$—	$—	$—	$57	$275	$332
PIK Notes (2)	—	—	—	—	—	350	350
Fundings for tax reserves at LBHI	891	—	—	—	891	—	891
Fundings and other activities (3)	950	107	0	10	1,066	175	1,241

Payables to Controlled Affiliates	1,898	107	0	10	2,014	800	2,815
Distributions on Allowed Claims (not remitted)	170	220	55	3	449	—	449
Misdirected wires	69	—	—	—	69	—	69
Other	94	72	(0)	39	204	83	288

Total Other Liabilities	333	292	55	42	722	83	806

Total Payables to Controlled Affiliates and other liabilities	$2,231	$399	$55	$52	$2,737	$883	$3,620

(1)	Includes (i) $57 million of residential real estate assets in LBHI encumbered to LCPI, and (ii) $275 million in Debtor-Controlled Entities related to “Private Equity/Principal Investment” assets encumbered to LCPI.
(2)	Represents a secured payable from ALI to LOTC, LBHI, and LBSF related to the PIK Notes (refer to the LBI Settlement Agreement in Note 9 – Due from/to Affiliates for additional information).
(3)	Includes $60 million at LCPI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370]; (ii) $408 million secured payable in LBHI to LCPI related to the unwind of the Kingfisher structure (refer to Note 5 – Financial Instruments and Other Inventory Positions for additional information); and (iii) $432 million primarily related to fundings by LBHI and cost allocations.

Note 11 – Taxes Payable

As of June 30, 2013, the Company has recorded an estimate of approximately $1.15 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims and the anticipated five-year federal NOL carryback.

LBHI has a historical receivable, adjusted for certain activities, for the estimated amount of LBI’s portion of those taxes. In February 2013, a global settlement was reached on all intercompany transactions between LBHI and LBI. The settlement as it pertains to tax generally covers all pre-petition consolidated federal/combined state as well as consolidated federal/combined state post-petition liabilities through ultimate deconsolidation of LBI from the tax group.

The Debtor Allocation Agreement, which became effective on the Effective Date, includes the following key tax-related provisions: (i) additional claims among the Debtors will be allowed in order to reflect the appropriate allocation of any audit changes/adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns), taking into account historic tax sharing principles and (ii) in the event that LBI (or any other member of the LBHI consolidated federal/combined state and local income tax group) does not satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability among all Debtor members of its consolidated federal/combined state and local income tax group.

The Debtor Allocation Agreement also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal / combined state and local income taxes for tax years ending after the Effective Date.

The IRS filed a Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries in the 2001 through 2007 tax years. The IRS’s claim reflects the maximum claim amount for numerous disputed federal tax issues that the Company has since resolved or plans to continue to attempt to resolve through the administrative dispute resolution process and litigation, if necessary. In March 2012, and again in October 2012, the Bankruptcy Court approved an interim settlement of certain audit issues raised by the IRS during the course of its audit of the LBHI consolidated group’s pre-petition taxable years. Following the October 2012 settlement, only two federal tax issues with respect to pre-petition tax years remain unresolved: (i) stock loan (currently in litigation) and (ii) a withholding tax issue. The IRS’s claim does not reflect the five-year carryback of LBHI’s consolidated net operating loss from 2008. The IRS has commenced an audit of the 2008-2010 consolidated federal income tax returns of the LBHI group, including the amount of the 2008 net operating loss. Further, the LBHI consolidated group is due a refund of several hundred million dollars from the IRS for the tax years 1997 through 2000 and 2006. The IRS’s $2.2 billion claim takes into account a reduction of the IRS’s claim for the 2006 tax year refund, but it has not been reduced by the refund for the tax years 1997 through 2000 (which is approximately $126 million plus interest) owed to LBHI because the IRS has not indicated which tax claims it intends to offset against this portion of the refund.

In accordance with a cash reserve stipulation entered into in December 2011 with the IRS, and a Reserve & Reimbursement Agreement among the Debtors and certain Affiliates, effective as of the Effective Date, the Debtors established on the Effective Date a cash reserve covering the $2.2 billion IRS Proof of Claim.

As of June 30, 2013, the outstanding unresolved Priority Tax Claims filed by states, cities, and municipalities approximated $25 million.

In certain circumstances, the Company may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed of during the course of liquidation.

Note 12 – Liabilities Subject to Compromise

Liabilities Subject to Compromise as of June 30, 2013 have been estimated at approximately $295 billion, net of distributions and adjustments.

Over $1.3 trillion of claims have been asserted against the Debtors. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, asserted an incorrect priority or that cannot otherwise properly be asserted against these Debtors. Through June 30, 2013, the Debtors have allowed approximately $308 billion in claims and continue working to reconcile and resolve the remaining disputed claims.

There is a significant unliquidated claim against BNC (claim #31036) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims. In accordance with the Plan, the Company has and will continue to make distributions to allowed claimants of BNC.

In preparing the Balance Sheets, the Company has reviewed all available claims data as it relates to each of the Debtors. As a result, the Company has reduced its estimates of Liabilities Subject to Compromise for certain Debtors as of June 30, 2013 by approximately $18.8 billion from March 31, 2013 primarily due to (i) payments to creditors of $14.2 billion, (ii) a reduction of $841 million in estimated third party guarantee claims due to the termination of the Kingfisher securitization structure (see Note 5 – Financial Instruments and Other Inventory Positions for additional information), and (iii) a reduction of $3.8 billion related to estimated third party guarantee claims, RMBS claims and other direct claims. The Company will continue to review its estimate of Liabilities Subject to Compromise as more information becomes available in the future, including such items as claims settlements, distributions and Court decisions. Determinations of allowed amounts may be higher or lower than the recorded estimates, and accordingly, adjustments, which may be material, may be recorded in future Balance Sheets.

Distributions Pursuant to Plan

On April 4, 2013 the Debtors made a third distribution to creditors totaling $14.2 billion. This distribution included (i) approximately $9.4 billion of payments to third-party creditors and non-controlled affiliates, (ii) $4.4 billion of payments among the Lehman Debtors and their controlled affiliates, and (iii) $370 million of catch-up payments to holders of recently allowed claims at the time of the previous distributions (refer to Exhibit B to the Court filing, Docket No. 36209, for further detail).

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim shall be entitled to receive post-petition interest on the Allowed amount of such Claim. The Company has recorded an estimate for post-petition interest in LBDP and LBFP in Liabilities Subject to Compromise as of June 30, 2013.

Note 13 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 14 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Note 16 – Accompanying Schedules

The amounts and estimates disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Note 17 – Rounding

The Balance Sheets, the Management’s Discussion and Analysis, and the Accompanying Schedules may have rounding differences in their summations. In addition, on the Balance Sheets there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2013

(Unaudited)

	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers Commercial Corporation	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Lehman Commercial Paper Inc.	Luxembourg Residential Properties Loan Finance S.a.r.l.	Other	Total Debtor	Total Debtor- Controlled	Total LBHI Controlled
($ in millions)	08-13555	08-13888	08-13885	08-13901	08-13893	08-13902	08-13899	08-13900	09-10108	Debtors (2)	Entities (1)	Entities (3)	Entities
Assets
Cash and short-term investments	$4,767	$676	$262	$381	$1,053	$0	$0	$1,616	$0	$15	$8,771	$2,198	$10,969
Cash and short-term investments pledged or restricted	8,472	2,714	177	326	156	265	224	380	7	172	12,893	60	12,954
Financial instruments and other inventory positions:
Commercial Real estate	273	0	—	—	—	—	—	1,476	360	—	2,109	3,077	5,186
Loans and Residential Real Estate	212	8	—	—	—	—	—	598	—	—	818	383	1,201
Principal investments	131	—	—	—	—	—	—	139	—	—	270	2,233	2,504
Derivative Receivables and Related Assets	—	1,500	19	6	130	9	—	0	—	57	1,721	2	1,723

Total Financial instruments and other inventory positions	616	1,508	19	6	130	9	—	2,213	360	57	4,918	5,695	10,614
Subrogated Receivables from Affiliates and Third Parties	2,122	—	—	—	—	—	—	—	—	—	2,122	—	2,122
Receivables from Controlled Affiliates and other assets	962	276	38	9	283	1	1	1,077	46	22	2,715	652	3,367
Investments in Affiliates	(36,588)	(75)	(0)	—	—	—	—	2,388	—	(178)	(34,453)	(33,026)	(67,480)
Due from Affiliates:
Controlled Affiliates	51,719	1,098	369	19	—	—	2	6,363	0	668	60,237	7,483	67,720
Non-Controlled Affiliates	36,034	1,560	716	950	88	0	0	232	—	13	39,593	4,260	43,853

Total Due from Affiliates	87,753	2,658	1,084	969	88	0	2	6,595	0	681	99,830	11,742	111,573

Total Assets	$68,103	$7,758	$1,581	$1,692	$1,711	$275	$226	$14,269	$414	$769	$96,797	$(12,678)	$84,119

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$2,231	$55	$0	$3	$43	$2	$1	$399	$0	$4	$2,737	$883	$3,620
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	19,425	19,425
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	2,011	2,011

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	21,436	21,436
Secured Claims Payable to Third Parties	2,036	9	—	—	—	—	—	—	—	—	2,045	—	2,045
Taxes Payable	661	—	2	3	—	—	—	33	—	1	699	451	1,150
Liabilities Subject to Compromise	235,072	34,955	1,628	889	1,042	38	54	19,686	594	1,312	295,268	0	295,269

Total Liabilities	239,999	35,019	1,630	896	1,084	39	55	20,118	594	1,316	300,750	22,770	323,520
Stockholders’ Equity	(171,896)	(27,262)	(49)	796	627	236	171	(5,849)	(180)	(547)	(203,953)	(35,448)	(239,401)

Total Liabilities and Stockholders’ Equity	$68,103	$7,758	$1,581	$1,692	$1,711	$275	$226	$14,269	$414	$769	$96,797	$(12,678)	$84,119

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 16.
(3)	Certain Debtor-Controlled entities’ Balance Sheets are presented on page 17.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2013 (Certain Other Debtors)

(Unaudited)

	LB 745 LLC	CES Aviation LLC	CES Aviation V	CES Aviation IX	Structured Asset Securities Corporation	East Dover Ltd	Lehman Scottish Finance LP	LB Rose Ranch LLC	LB 2080 Kalakaua Owners LLC	BNC Mortgage LLC	LB Somerset LLC	LB Preferred Somerset LLC	PAMI Statler Arms LLC	MERIT LLC	Other
($ in millions)	08-13600	08-13905	08-13906	08-13907	09-10558	08-13908	08-13904	09-10560	09-12516	09-10137	09-17503	09-17505	08-13664	09-17331	Debtors (1)
Assets
Cash and short-term investments	$2	$—	$0	$0	$2	$—	$0	$—	$(0)	$0	$—	$—	$—	$11	$15
Cash and short-term investments pledged or restricted	19	18	3	5	106	0	2	1	—	17	—	—	—	1	172
Financial instruments and other inventory positions:
Commercial Real estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	—	—	—	—	57	57

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—	—	—	—	—	—	—	57	57
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	0	—	—	—	—	2	—	1	0	—	—	0	0	19	22
Investments in Affiliates	—	—	—	—	—	—	(178)	—	—	—	—	—	—	—	(178)
Due from Affiliates:
Controlled Affiliates	163	—	0	0	404	—	65	—	—	2	—	—	—	34	668
Non-Controlled Affiliates	5	—	—	—	4	5	—	—	—	—	—	—	—	—	13

Total Due from Affiliates	167	—	0	0	408	5	65	—	—	2	—	—	—	34	681

Total Assets	$188	$18	$3	$5	$516	$7	$(111)	$2	$0	$19	$—	$0	$0	$122	$769

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$0	$0	$0	$0	$1	$1	$0	$0	$0	$1	$0	$0	$0	$0	$4
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	1	—	—	—	—	—	—	—	—	—	1
Liabilities Subject to Compromise	34	17	8	8	845	—	—	6	40	18	7	10	0	318	1,312

Total Liabilities	34	17	8	9	846	1	0	7	40	18	8	10	0	318	1,316
Stockholders’ Equity	154	1	(5)	(3)	(331)	6	(111)	(5)	(40)	1	(8)	(10)	0	(197)	(547)

Total Liabilities and Stockholders’ Equity	$188	$18	$3	$5	$516	$7	$(111)	$2	$0	$19	$—	$0	$0	$122	$769

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2013 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	LB Hercules Holdings LLC (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	SASCO 2008 C- 2 LLC	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$530	$129	$207	$24	$267	$91	$12	$940	$—	$2,198
Cash and short-term investments pledged or restricted	6	—	12	2	27	—	—	13	—	60
Financial instruments and other inventory positions:
Commercial Real estate	1,200	739	4	—	—	602	190	342	—	3,077
Loans and Residential Real Estate	151	3	0	—	110	—	—	119	—	383
Principal investments	(13)	—	1,466	75	—	—	—	706	—	2,233
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	2	—	2

Total Financial instruments and other inventory positions	1,337	742	1,470	75	110	602	190	1,169	—	5,695
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	352	8	84	26	17	0	1	515	(351)	652
Investments in Affiliates	(35,552)	26	(0)	—	1	—	—	142	2,357	(33,026)
Due from Affiliates:
Controlled Affiliates	5,860	0	697	8	0	—	—	2,678	(1,761)	7,483
Non-Controlled Affiliates	1,645	3	8	15	4	—	—	2,584	—	4,260

Total Due from Affiliates	7,505	3	705	23	4	—	—	5,263	(1,761)	11,742

Total Assets	$(25,821)	$907	$2,477	$150	$426	$694	$202	$8,042	$246	$(12,678)

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$196	$55	$281	$2	$73	$30	$5	$596	$(354)	$883
Due to Affiliates:
Controlled Affiliates	10,858	—	4,860	21	105	—	—	5,342	(1,761)	19,425
Non-Controlled Affiliates	71	0	37	2	14	—	—	1,887	—	2,011

Total Due to Affiliates	10,929	0	4,896	23	120	—	—	7,229	(1,761)	21,436
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—
Taxes Payable	440	—	5	1	—	—	—	4	—	451
Liabilities Subject to Compromise	0	—	—	—	—	—	—	0	—	0

Total Liabilities	11,564	55	5,183	26	193	30	5	7,829	(2,115)	22,770
Stockholders’ Equity	(37,385)	853	(2,707)	124	233	663	197	213	2,361	(35,448)

Total Liabilities and Stockholders’ Equity	$(25,821)	$907	$2,477	$150	$426	$694	$202	$8,042	$246	$(12,678)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) Intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities and Sasco 2008 C-2 LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis

CONTENTS

1. Introductory Notes	19

2. Highlights – Section 15.6(b)(ii)(A)	20

2.1. Trends and Uncertainties

2.2. Significant Events, Developments and Other Activities

3. Investments and Expenditures – Section 15.6(b)(ii)(B)	22

4. Asset Sales, Restructurings and Other – Section 15.6(b)(ii)(C)	23

5. Claims Update – Section 15.6(b)(ii)(D)	25

5.1. Claims Reconciliation and Resolution Update

5.2. Significant Claims Settlements

6. Litigation Update – Section 15.6(b)(ii)(E)	27

7. Costs and Expenses – Section 15.6(b)(ii)(F)	29

8. Appendix A – Glossary of Terms	30

Section references above are to the Plan.

1.	INTRODUCTORY NOTES

This report contains forward-looking statements that reflect known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Forward-looking statements reflect the Company’s current views with respect to future events as well as various estimates, assumptions and comparisons based on available information, many of which are subject to risks and uncertainties. Readers of this report should not place undue reliance on these forward-looking statements.

The reader should read this report and the documents referenced herein (in particular, the accompanying Balance Sheets and Accompanying Schedules, and the 2013+ Cash Flow Estimates) completely and with the understanding that as more information becomes available to the Company, any forward-looking statements may change, potentially in a material respect. The Company does not undertake any obligation to update any forward-looking statements contained in this report, but reserves the right to do so.

In addition, material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of creditors’ allowed claims. These may have a significant effect on the timing and quantum of any future distributions to creditors. Accordingly, creditors should not rely upon this report as the sole basis of an estimate of the value of their claims, or as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities.

This report refers to various defined terms as set out in the Glossary of Terms in Appendix A.

Objectives

On March 6, 2012 (the “Effective Date”), the Plan became effective and the Debtors emerged from bankruptcy with new Boards of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objective of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Company has made and expects to continue to make semi-annual distributions to creditors of all debtors, with each entity subject to review at each Distribution Date.

2.	HIGHLIGHTS – Section 15.6(b)(ii)(A)

2.1	TRENDS AND UNCERTAINTIES

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

The 2013+ Cash Flow Estimates and its accompanying notes (Docket No. 38954) reflect the Company’s views on trends and uncertainties that have, or are reasonably likely to have, a material effect on the Company’s financial condition as of such date. Except as noted therein, the Company is not aware of any additional trends, events or uncertainties not reflected therein that will materially change the information contained in this report.

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES

This section provides an update on various significant distribution, asset management and monetization, claim, affiliate and other activities:

For the quarter ended June 30, 2013:

•	The Company realized gross cash receipts of approximately $9.4 billion in the quarter ending June 30, 2013, including;

•	Receipts from asset management and monetization activities of approximately $4.8 billion, including:

•	The receipt of approximately $1.95 billion of cash proceeds, net of transaction fees, from the secondary public offering of approximately 7.87 million and 15.07 million shares of common stock of AVB and EQR representing approximately 52.9 percent and 43.7 percent of the Company’s holdings, respectively;

•	The receipt of approximately $1.0 billion related to distributions from LBI on allowed derivative customer claims at LOTC and LBSF;

•	Collections of approximately $375 million from private equity and principal investments.

•	Receipts of approximately $4.6 billion related to claims from Non-Controlled Affiliates, including:

•	In May and June 2013, the Company sold approximately $7.1 billion face amount of its general unsecured claim against LBI (“GUC”), or approximately half of the Company’s GUC holdings, for approximately $3.2 billion in a series of three sale transactions. In connection with these transactions, the Company agreed to certain lock-up provisions which restrict future sales of GUC for specified periods;

•	The receipt of approximately $1.0 billion related to distributions from LBI on allowed non-derivative customer claims;

•	The receipt of approximately $125 million from Lehman Brothers Treasury Co BV.’s (“LBT”). LBT made its first distribution at a rate of 12.1% to allowed creditors on May 8, 2013.

For the period subsequent to June 30, 2013:

•	During July and August, the Company realized gross cash receipts of approximately $1.8 billion:

•	Receipts from asset management activities of approximately $1.25 billion including:

•	Collections of approximately $500 million from Commercial Real Estate investments, including $131 million from the sale of the 425 Park Avenue position and $235 million from the sale of an industrial property portfolio to Blackstone Real Estate Partners VII and Prologis Inc.;

•	Collections of approximately $274 million from PEPI, including the sale of the Company’s investment in BATS Global Markets, Inc.

•	Receipts from distributions from Non-Controlled Affiliates of approximately $526 million, driven by $330 million from Lehman Brothers Asia Holdings (“LBAH”) and $113 million from Lehman Brothers Commercial Corp Asia (“LBCCA”), amounts which are net of payments for Hong Kong’s claims against Lehman Brothers Australia.

Other Activities:

•	Distributions and Claims:

•	Unresolved filed claims decreased by approximately $3.2 billion to $158.4 billion as of June 30, 2013, from $161.6 billion as of March 31, 2013, due to the settlement, withdrawal or expungement of claims. As of June 30, 2013, the Company has estimated the liability for claims that have yet to be allowed or disallowed to be approximately $37.1 billion, which represents a decrease of approximately $4.3 billion from $41.3 billion at March 31, 2013, primarily due to (i) reductions in Third-Party Guarantee Claims of approximately $1.7 billion, and RMBS and other direct claims of approximately $2.8 billion and (ii) the allowance of approximately $0.4 billion claims during the quarter. See Schedule 5.1 – Claims Reconciliation and Resolution Update for further details;

•	On April 4, 2013, the Company made its third distribution to creditors holding allowed claims. The total distribution to creditors was approximately $14.2 billion, of which approximately $9.8 billion were distributed to third party creditors and $4.4 billion were distributed to Debtor and Debtor-Controlled Entities. Please see Docket No. 36209 for further information;

•	The Company intends to make its fourth distribution to creditors holding allowed claims on October 3, 2013.

•	Non-Controlled Affiliates:

•	On August 21, 2013, an agreement among various PWC- and LBHI- administered entities in relation to the deficit in the UK Lehman Brothers Pension scheme was terminated. The claim asserted by the UK Pensions Regulator against LBHI remains unresolved.

3.	INVESTMENTS AND EXPENDITURES – Section 15.6(b)(ii)(B)

The following schedule denotes new investments in any asset or permitted expenditures in the period between April 1, 2013 and June 30, 2013 to preserve existing assets (in each case a single transaction or series of related transactions on a cumulative basis after the Effective Date in excess of $25 million):

	New Investments
Description	& Permitted Expenditures	Entity
	(in millions)
Commercial Real Estate deal	$41	LCPI

Total Investments & Expenditures in Excess of $ 25 million	$41

4.	ASSET SALES, RESTRUCTURINGS AND OTHER – Section 15.6(b)(ii)(C)(1)

The following schedule denotes any restructurings, settlements and sales, including any realized gains or losses relative to the market value reported in the prior period balance sheet, and relative to undiscounted cash flow estimates as reported in the 2013+ Cash Flow Estimates for principal amounts, wind-downs or liquidations of the Debtors’ existing assets, in each case, solely with respect to any asset that has an estimated undiscounted cash flow principal amount greater than $50 million for derivatives, loans, or private equity or principal investments managed assets, and greater than $75 million for real estate managed assets. The aforementioned are referred to as “Significant Monetizations”:

($ millions)	Actual Principal Collected (2)	2013+ Cash Flow Estimates (3)	3/31/2013 Balance Sheets Value (4)	Realized Gain /(Loss) Relative to 2013+ Cash Flow Estimate	Realized Gain /(Loss) Relative to 3/31/13 Balance Sheets Value
Loans and Securitizations
Project Caballero 1&2 (Chequer Finance)	$135	$144	$122	$(9)	$13
Hilton Mezzanine	35	35	31	—	3
Financing Note-Apollo I Trust	20	20	20	—	0
HMH Publishing 1st Lien (Common Stock)	41	40	35	1	6

Total Loans and Securitizations (5)	$231	$239	$208	$(8)	$23

Private Equity / Principal Investments
Kingfisher—Class A Notes	$59	$59	$59	$—	$1
Greenbrier Minerals, LLC	48	48	48	—	1
Cordillera Energy Partners / Apache Corp.	7	2	3	5	5
GP and LP Stakes in PE and Hedge Funds	187	187	179	1	8

Total Private Equity / Principal Investments	$303	$297	$288	$6	$15

Derivatives
LBI Settlement (LOTC)	$867	$867	$867	$—	$—
CLS (LBCC)	167	167	164	—	3
LBI Settlement (LBSF)	131	131	131	—	—

Total Derivatives	$1,164	$1,164	$1,161	$—	$3

Real Estate
EQR and AVB Common Stock	$1,979	$1,979	$1,979	$—	$—
Austin Center	75	75	57	—	18
1211 6th Ave.	18	18	18	—	—

Total Real Estate	$2,072	$2,072	$2,054	$—	$18

Total Significant Monetizations	$3,769	$3,772	$3,711	$(2)	$58

Notes to Asset Sales, Restructurings and Other:

1.	All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.
2.	Partial monetizations below $5 million are not reflected above. Some transactions have not settled and are recorded as Receivables from Controlled Affiliates and other assets on the Balance Sheet.
3.	Represents undiscounted cash flow of the estimated principal (and related accrued income, if any) amount reflected in the 2013+ Cash Flow Estimates for the asset.
4.	Represents the recorded value reported on the prior period balance sheet (as of March 31, 2013) for the asset.
5.	As of June 30, 2013, within Corporate Loans, there was one significant position undergoing a restructuring. In aggregate, this asset had a total funded amount of $124 million.

5.	CLAIMS UPDATE – Section 15.6(b)(ii)(D) (1)

5.1	CLAIMS RECONCILIATION AND RESOLUTION UPDATE

The following schedule is an update of the claims reconciliation and resolution process:

($ billions)		Second Quarter Activity			June 30, 2013 Claims Balance
Claim Category	March 31, 2013 Claims Balance	Additional Allowed Claims	Change in Estimated Active Claims	June 30, 2013 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.7	$—	$(0.0)	$99.7	$99.0	$—	$—	$0.7
Derivatives	26.2	0.2	(0.2)	26.2	—	0.1	23.5	2.6
Other	20.8	0.0	(2.8)	17.9	10.5	6.7	0.1	0.6

Total Direct Claims	146.6	0.2	(3.0)	143.8	109.5	6.8	23.6	4.0

Affiliate Claims Direct	107.8	0.0	(0.3)	107.5	58.8	23.1	20.6	5.0
Affiliate Guarantee Claims	11.6	—	0.2	11.8	11.8	—	—	—
Third Party Guarantee Claims (2)	81.2	0.2	(1.9)	79.5	79.5	—	—	—

Total Liabilities Subject to Compromise	347.3	0.4	(5.0)	342.7	259.7	29.9	44.2	8.9

Taxes Payable	0.7	—	—	0.7	0.7	0.0	—	0.0
Secured Claims Payable to Third parties	2.1	—	(0.0)	2.0	2.0	—	0.0	—

Total Claims	$350.1	$0.4	$(5.1)	$345.4	$262.4	$29.9	$44.2	$8.9

Allowed Claims (3)	$308.7	$0.4	$(0.8)	$308.3	$231.3	$29.9	$39.4	$7.7
Estimated Unresolved Claims to be Allowed (4)	41.3	—	(4.3)	37.1	31.1	0.0	4.8	1.2

Total Claims	$350.1	$0.4	$(5.1)	$345.4	$262.4	$29.9	$44.2	$8.9

Less : Claims Distributions and adjustments				(47.4)	(24.6)	(10.2)	(9.2)	(3.4)

Net Claim Liability at June 30, 2013				$298.0	237.8	$19.7	$35.0	$5.5

(1)	All values that are exactly zero are shown as “-”. Values between zero and $50 million appear as “0”. Totals may not foot due to rounding.
(2)	Included in the current estimate of Liabilities Subject to Compromise is approximately $7.7 billion of LBHI Guarantees to creditors of LBIE and LOTC.
(3)	Payments on certain secured claims of LBSF are reflected as a reduction of Allowed Claims as of June 30, 2013.
(4)	As of June 30, 2013, the unresolved filed claims of $158 billion expected to be allowed at the estimated amounts.

5.2	SIGNIFICANT CLAIMS SETTLEMENTS

The following schedule is a description of the claim settlements for the quarter ended June 30, 2013 providing for the allowance in excess of $250 million of a Disputed Claim against the Debtors.

During the quarter there were approximately $400 million of claims allowed, none greater than $250 million.

6.	LITIGATION UPDATE – Section 15.6(b)(ii)(E)

The following is a description of the Company’s significant affirmative litigation actions against third parties that are pending, including the damages sought by the Company.

Refer to the filed Balance Sheets as of March 31, 2012 for the status of litigation against the following third parties, as no material change, except as noted below, has occurred since the filing of those Balance Sheets on July 30, 2012:

Ballyrock Litigation

Federal Tax Litigation

Michigan State Housing Development Authority Litigation

SPV Avoidance Actions – on July 18, 2013, the Bankruptcy Court entered an order extending the stay of these actions until January 20, 2014.

Refer to the filed Balance Sheets as of June 30, 2012 for the status of litigation against the following third party, as no material change, except as noted below, has occurred since the filing of those Balance Sheets on October 12, 2012:

Fontainebleau Litigation

Refer to the filed Balance Sheets as of September 30, 2012 for the status of litigation against the following third parties, as no material change, except as noted below, has occurred since the filing of those Balance Sheets on December 28, 2012:

LBHI v. JPMorgan Chase Bank, N.A.

Republic of Italy

Citigroup Litigation—On May 14, 2013, the Court “so-ordered” a stipulation whereby Citibank agreed to pay approximately $167 million of the approximately $200 million owed to LBCC per the Plantiffs’ claim, subject to Plaintiffs’ reservation of rights to continue to seek the remaining approximately $37 million. In addition, on August 14, 2013, the Plaintiffs filed a motion to authorize the provisional allowance and setoff of certain claims asserted by Citibank against LBHI, LBCC, LBSF, and LBCS in order to stop the accrual of post-petition interest, if any. This motion is scheduled to be heard by the Court on October 23, 2013.

Refer to the filed Balance Sheets as of December 31, 2012 for the status of litigation against the following third parties, as no material change, except as noted below, has occurred since the filing of those Balance Sheets on March 27, 2013:

LMA Avoidance Actions Litigation

Marubeni Litigation

Turnberry Litigation—Plaintiffs filed their Second Amended Complaint on April 10, 2013, and Defendants filed a motion to dismiss the promissory estoppel claim. At the conclusion of the hearing held on June 13, 2013, the Bankruptcy Court granted Defendants’ motion to dismiss the promissory estoppel claim. The only remaining claim against Defendants is for breach of contract based on alleged failures to fund.

Refer to the filed Balance Sheets as of March 31, 2012 for the status of litigation against the following third parties, as no material change, except as noted below, has occurred since the filing of those Balance Sheets on July 23, 2013:

Intel Litigation—On July 26, 2013, the Company and LOTC filed their opposition to Intel’s Motion to Dismiss; Intel’s reply was served on August 16, 2013 and the motion is scheduled to be argued and/or submitted to the Court on September 18, 2013.

7.	COSTS AND EXPENSES - Section 15.6(b)(ii)(F)

The Company reports material costs and expenses on a cash basis in the monthly Post-Effective Operating Reports. Many of the engaged professionals send invoices to the Company two or more months after the dates for which the services are rendered. The cash disbursements for the Company’s material costs and expenses paid through June 30, 2013 are shown below.

($ millions)			2013+CFE
	QTR Ended	YTD	2013 Full
	June 2013	June 2013	Year Estimate
Professional Fees (1)	$95	$133	$271
Compensation and Benefits (2)	28	78	134
Outsourced Services & IT Activities	14	29	55
Other Operating Disbursements	6	11	25

Total Costs & Expenses	$143	$251	$485

Notes:

1.	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.
2.	Compensation and Benefits include amounts paid in January 2013 to certain employees for bonuses for 2012, as well as amounts paid to Alvarez & Marsal as interim management.

APPENDIX A GLOSSARY OF TERMS

TERM	DEFINITION
2013+ Cash Flow Estimates, also “2013+ CFE”	The Company’s updated outlook of estimated receipts and disbursements in a report filed on July 23, 2013 (Docket No. 38954)
Archstone	Archstone Enterprise LP – n/k/a Jupiter Enterprise LP
AVB	AvalonBay Communities, Inc.
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York
CDA	Collateral Disposition Agreement with JPMorgan Chase and Co
Company

Lehman Brothers Holdings Inc. and entities that are directly or indirectly controlled by LBHI as Plan Administrator, including its management and board of directors; excludes, among others, those entities that are under separate administrations in the United States or abroad

Debtors	LBHI and certain of its direct and indirect subsidiaries that filed for protection under Chapter 11 of the Bankruptcy Code
Disclosure Statement	The Disclosure Statement for the Third Amended Joint Chapter 11 Plan, filed August 31, 2011
EQR	Equity Residential
LBCC	Lehman Brothers Commercial Corp.
LBDP	Lehman Brothers Derivatives Products Inc.
LBF	Lehman Brothers Finance S.A.
LBHI	Lehman Brothers Holdings Inc.
LBI	Lehman Brothers Inc.
LBIE	Lehman Brothers International (Europe)
LCPI	Lehman Commercial Paper Inc.
LOTC	Lehman Brothers OTC Derivatives Inc.
Non-Controlled Affiliates

Affiliates of the Debtors that were not managed or controlled by a Debtor as of the Effective Date, including, without limitation, all affiliates that are subject to proceedings in the U.S. or abroad, including proceedings under the Securities Investor Protection Act.

MD&A	Management’s Discussion & Analysis
Plan	The Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors, dated December 5, 2011 and confirmed December 6, 2011

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Financial Instruments Summary and Activity (1)

April 1, 2013—June 30, 2013

(Unaudited)

	As of June 30, 2013					(Activity 04/01/13—06/30/13)
				As Reported			Fair Value /
				March 31, 2013		Transfers and	Recovery Value	Cash (3)
$ in millions	Encumbered (2)	Unencumbered	Total	Total	Change	Reclassifications (4)	Change (5)	(Receipts)	Disbursements
Commercial Real Estate (CRE)
Debtors:
Lehman Brothers Holdings Inc.	$—	$273	$273	$310	$(37)	$(19)	$70	$(88)	$0
Lehman Commercial Paper Inc.	—	1,476	1,476	1,899	(423)	(21)	93	(539)	43
Lux Residential Properties Loan Finance S.a.r.l	—	360	360	666	(306)	—	27	(332)	—

Subtotal Debtors	—	2,109	2,109	2,875	(766)	(40)	189	(959)	44
Debtor-Controlled	—	3,078	3,078	3,905	(826)	40	585	(1,474)	24

Total Commercial Real Estate	—	5,187	5,187	6,780	(1,593)	0	774	(2,433)	68

Loans and Residential Real Estate (Loans and RESI)
Debtors:
Lehman Brothers Holdings Inc.	57	155	212	178	35	49	1	(16)	0
Lehman Brothers Special Financing Inc.	—	8	8	11	(3)	—	2	(5)	—
Lehman Commercial Paper Inc.	—	598	598	801	(203)	8	46	(257)	0

Subtotal Debtors	57	762	818	989	(171)	57	49	(277)	0
Debtor-Controlled	0	383	383	304	79	89	20	(29)

Total Loans and Residential Real Estate	57	1,144	1,201	1,293	(92)	145	69	(307)	0

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	—	131	131	176	(45)	(17)	48	(76)	0
Lehman Commercial Paper Inc.	—	139	139	450	(311)	(198)	(2)	(111)	—

Subtotal Debtors	—	270	270	626	(356)	(215)	46	(187)	0
Debtor-Controlled	275	1,958	2,233	2,307	(74)	1	111	(188)	3

Total Private Equity / Principal Investments	275	2,229	2,504	2,932	(429)	(214)	157	(375)	3

Derivative Receivables and Related Assets (Derivatives)
Debtors:
Lehman Brothers Special Financing Inc.	9	1,491	1,500	1,826	(326)	—	134	(459)	—
Lehman Brothers Commodity Services Inc.	—	19	19	19	0	—	1	—	—
Lehman Brothers OTC Derivatives Inc.	—	130	130	971	(841)	20	6	(867)	—
Lehman Brothers Commercial Corp.	—	6	6	177	(171)	—	2	(173)	—
Other Debtors	—	66	66	70	(4)	—	26	(30)	—

Subtotal Debtors	9	1,712	1,721	3,063	(1,342)	20	168	(1,529)	—
Debtor-Controlled	—	2	2	24	(22)	—	3	(25)	—

Total Derivative Receivables and Related Assets	9	1,714	1,723	3,087	(1,364)	20	171	(1,554)	—

Totals	$341	$10,274	$10,616	$14,092	$(3,478)	$(48)	$1,171	$(4,670)	$71

Notes:

All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the March 31, 2013 and June 30, 2013 Balance Sheets.
(2)	Encumbered assets include: (i) Intercompany-Only Repurchase transactions of $57 million and Other of $275 million, all encumbered to LCPI; and (ii) $9 million encumbered to collateralized lenders.
(3)	Cash receipts primarily include (i) approximately $1.95 billion in CRE from the sale of common shares of AVB and EQR (refer to Note 5—Financial Instruments and Other Inventory Positions) and (ii) $966 million in Derivatives from LBI’s distributions related to allowed customer claims (refer to the LBI Settlement Agreement in Note 9—Due from/to Affiliates). Cash receipts and disbursements in Derivatives include collections on open and terminated trades, net of purchases of SPV notes and hedging activities. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to unsettled transactions and timing and classification differences.)
(4)	Primarily includes: (i) transfers of Verano underlying assets from LBHI to LCPI of $70 million in Loans and RESI and $36 million in PEPI, respectively, (ii) recording of the Subrogated Collateral of $120 million in Loans and RESI on LBHI’s Balance Sheets (refer to Note 6—Subrogated Receivables from Affiliates and Third Parties), (iii) elimination in PEPI of the fair value of the terminated Kingfisher Class A Note of $234 million in LCPI and the transfer of a PEPI position of $19 million into LBHI, as a result of the Kingfisher structure unwind (refer to Note 5—Financial Instruments and Other Inventory Positions), and (iv) recording of assets in Loan and Resi of $25 million and Derivatives of $20 million received in connection with the LBI Settlement Agreement, previously recorded as receivables in Due from Non-Controlled Affiliates.
(5)	Amounts reflected in the “Fair Value / Recovery Value Change” column represent adjustments for the Company’s judgment as to fair value/recovery value and include the changes in valuation on assets encumbered to another legal entity which has the economic interest.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate—by Product Type

As of June 30, 2013

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	SASCO 2008 C-2 LLC	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities (3)	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances (4)
Commercial Real Estate
North America
Whole loans
Senior	$38	$174	$—	$213	$—	$3	$7	$24	$247	$442
B-notes/Mezzanine	3	290	—	292	—	—	—	3	295	533
Equity (2)	66	469	360	895	—	405	288	1,211	2,799	5,608
Real Estate Owned	34	336	—	370	190	294	307	148	1,310	3,656
Other	45	11	—	56	—	8	—	14	78	147

Subtotal	187	1,280	360	1,827	190	710	602	1,400	4,729	10,385
Europe
Whole loans
Senior	—	14	—	14	—	—	—	—	14	42
B-notes/Mezzanine	74	144	—	218	—	—	—	—	218	360
Equity	—	38	—	38	—	—	—	158	196	468
Other	12	—	—	12	—	—	—	—	12	2

Subtotal	86	196	—	282	—	—	—	158	440	872
Asia
Whole loans
Senior	—	—	—	—	—	—	—	11	11	49
Equity	—	—	—	—	—	—	—	8	8	22
Other	—	—	—	—	—	—	—	0	0	—

Subtotal	—	—	—	—	—	—	—	19	19	72

Total Commercial Real Estate (1)	$273	$1,476	$360	$2,109	$190	$710	$602	$1,576	$5,187	$11,329

Notes:

(1)	The amounts included in Total Commercial Real Estate reflect by legal entity the unencumbered assets held by that entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Includes the REIT Shares investment.
(3)	Primarily includes the Archstone acquisition entities.
(4)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 31 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $352 million that are not included in the schedule above. The decrease in Cost and Unpaid Principal Balances from March 31, 2013 of $182 million was primarily due to the increase in fair value (approximately $1 million) of certain positions which previously were assigned zero values.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate—By Property Type And Region (1)

As of June 30, 2013

(Unaudited)

$ in millions	North America	Europe	Asia	Total	Cost and Unpaid Principal Balances (3)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$88	$—	$—	$88	$117
Hotel	45	—	—	45	50
Retail	—	8	11	19	66
Condominium	—	5	—	5	27
Land/Other	113	—	—	113	275

Total Senior Whole Loans by Type	247	14	11	272	535
B-Note/Mezz Whole Loans
Office/Industrial	270	121	—	391	795
Hotel	1	97	—	98	138
Multi-family	7	—	—	7	9
Retail	7	—	—	7	18
Condominium	6	—	—	6	70
Land/Other	4	—	—	4	3

Total B-Notes/Mezz Whole Loans by Type	295	218	—	513	1,034
Equity
Office/Industrial	445	112	—	557	1,103
Hotel	64	50	5	120	241
Multi-family (2)	2,075	—	—	2,075	3,900
Retail	2	—	2	4	—
Mixed-use		34	—	34	69
Condominium	84	—	—	84	55
Land/Other	128	12	1	142	589

Total Equity by Type	2,799	208	8	3,015	5,958
Real Estate Owned
Office/Industrial	246	—	—	246	425
Hotel	405	—	—	405	508
Multi-family	123	—	—	123	256
Condominium	17	—	—	17	211
Land/Other	519	—	—	519	2,255

Total Real Estate Owned by Type	1,310	—	—	1,310	3,656
Other	78	—	0	78	147

Total Commercial Real Estate	$4,728	$440	$19	$5,187	$11,329

Notes:

(1)	This schedule reflects encumbered and unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Includes the REIT Shares investment.
(3)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 31 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $352 million that are not included in the schedule above. The decrease in Cost and Unpaid Principal Balances from March 31, 2013 of $182 million was primarily due to the increase in fair value (approximately $1 million) of certain positions which previously were assigned zero values.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Loan Portfolio by Maturity Date and Residential Real Estate(1)

As of June 30, 2013

(Unaudited)

$ in millions

	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities

	Notional (2)
2013	$6	$—	$5	$—	$11
2014	—	—	67	112	180
2015	7	—	277	197	481
2016 and over (4)	14	—	420	0	434

Subtotal Loans	27	—	769	310	1,106

Residential Real Estate (5)	191	—	210	202	602

Total Loans and Real Estate	$217	$—	$979	$511	$1,708

	Fair Value (3)
2013	$—	$—	$(1)	$—	$(1)
2014	—	—	64	110	174
2015	6	—	229	180	416
2016 and over	42	—	179	—	221

Subtotal Loans	49	—	470	291	810

Equity positions—Loans	29	8	83	1	121
Residential Real Estate (6)	134	—	45	91	270

Total Loans and Real Estate	$212	$8	$598	$383	$1,201

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. The Verano securitization was terminated and as a result, notional and fair value information is no longer presented in a separate line in the schedule above. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.
(3)	Fair value balances as of June 30, 2013 include discount amounts on unfunded commitments.
(4)	Cost information related to Subrogated Collateral transferred to LBHI under the LBI Settlement is reflected as zero.
(5)	Cost information primarily represents: (i) for whole loans and warehouse lines (FV $93 million / Cost $366 million), the remaining outstanding principal balance; (ii) for REO (FV $6 million / Cost $16 million), the unpaid principal balance as determined in the loan as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership; (iii) for mortgage backed securities (“MBS”) (FV $98.7 million / Cost $220.7 million), the initial Class Principal amount or $100. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information for MBS with a fair market value < $100, legal claims and mortgage servicing rights is not included.
(6)	LBHI inventory balance includes approximately $57 million of Intercompany-Only Repurchase transactions assets that are encumbered to LCPI.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of June 30, 2013

(Unaudited)

$ in millions	Direct Investments (3)	GP/LP Investments (4)	Total (1)	Assets held for the benefit of LCPI (6)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$121	$10	$131	$—	$131
Lehman Commercial Paper Inc.	414	—	414	(275)	139

Total Debtors	535	10	545	(275)	270
Debtor-Controlled:
LB I Group Inc. (2)	432	759	1,191	275	1,466
Other Debtor-Controlled	103	665	767	—	767

Total Debtor-Controlled	534	1,424	1,958	275	2,233

Total	$1,069	$1,434	$2,504	$—	$2,504

By Product Type
Private Equity / Diversified Funds	$896	$896	$1,792
Fixed Income	147	170	318
Real Estate Funds	—	230	230
Other (5)	26	137	163

Total	$1,069	$1,434	$2,504

Investments at cost (7)	$2,036	$2,026	$4,062
Unpaid Principal Balances (8)	$259	$8	$267

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. The Verano and Kingfisher securitizations were terminated and as a result, fair value and cost information is no longer presented in a separate column in the schedule above. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.
(3)	Direct Investments (Private Equity / Diversified Funds) includes the common equity interests in NBG.
(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.
(5)	“Other” includes foreign and domestic publicly traded equities, mutual funds and other principal or private equity investments.
(6)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.
(7)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to fair value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; (iv) value for assets that have been recorded at de minimis fair value amounts, and (v) for NBG, the restructured value of the common equity at April 30, 2009, reduced by NBG’s purchases of common equity and other receipts.
(8)	Represents the remaining outstanding principal balance on corporate loans.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of June 30, 2013

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors

Assets—Receivables, Net

Open ($)	$—	$174	$—	$—	$—	$—	$—	$—	$—	$174
Terminated / Matured ($)	—	911	19	73	6	—	9	—	—	1,018

Total	—	1,085	19	73	6	—	9	—	—	1,192
Other Derivative Related Assets (2)	—	415	—	57	—	—	—	—	57	529

Total Derivatives and Related Assets	$—	$1,500	$19	$130	$6	$—	$9	$—	$57	$1,721

# of Counterparty contracts
Open	—	126	—	—	—	—	—	—	—	126
Termed / Matured	—	367	17	11	20	2	30	4	—	451

Total	—	493	17	11	20	2	30	4	—	577

SPV Receivables (5)	$—	$831	$—	$—	$—	$—	$8	$—	$—	$838

Liabilities—Payables

Agreed (3)	$(5)	$(18,628)	$(1,296)	$(484)	$(336)	$(69)	$(57)	$(68)	$—	$(20,943)
Pending Resolution (4)	—	(4,876)	(110)	(113)	(154)	—	(0)	(11)	—	(5,264)

Total	$(5)	$(23,503)	$(1,406)	$(597)	$(490)	$(69)	$(58)	$(79)	$—	$(26,207)

# of Counterparty contracts	5	1,780	191	111	140	2	10	43	—	2,282

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.
(2)	Amounts primarily include notes in various special purpose vehicles, deposits with various brokers for OTC hedges, debt and equity positions in various corporations, a PIK Note and notes issued by a Debtor and a Non-Controlled Affiliate.
(3)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.
(4)	Pending Resolution are recorded at expected claim amounts estimated by the Company.
(5)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of August 31, 2013

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$9	$—	$9	$6	$15
Loans	—	9	9	—	9
Private Equity / Principal Investments
Private Equity Platform	—	—	—	267	267
Direct Investments	—	—	—	1	1
GP / LP Investments	1	—	1	77	78

Total	1	—	1	345	346

Total	$10	$9	$19	$351	$370

Notes:

(1)	The schedule includes fully and partially unfunded commitments as of August 31, 2013, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.